Exhibit 99.2

Pro Forma Financial Information

On July 2, 2018, Safeguard Delaware, Inc., a subsidiary of Safeguard Scientifics, Inc. (“the Company”), entered into a stock repurchase agreement with MediaMath Holdings, Inc. (“MediaMath”), pursuant to which the Company agreed to sell to MediaMath, and MediaMath agreed to repurchase from the Company, 39.13% of the Company’s ownership position in MediaMath for a purchase price of $45.0 million. The Company also granted MediaMath an option to repurchase an additional 10.87% of the Company’s ownership position in MediaMath for $12.5 million within 180 days after the close of the initial transaction.

The following unaudited pro forma consolidated statements of operations of the Company give effect to the transaction as if it had been consummated on January 1, 2017. The unaudited pro forma consolidated balance sheet of the Company gives effect to the transaction as if it had been consummated on March 31, 2018. The unaudited pro forma consolidated financial statements of the Company do not reflect the exercise of MediaMath’s option to repurchase an additional 10.87% of the Company’s ownership position for $12.5 million within 180 days after the close of the initial transaction since such exercise is at MediaMath’s discretion.

The Company historically accounted for its ownership interest in MediaMath using the equity method of accounting. The Company’s historical consolidated statements of operations included equity income (loss) related to its ownership position in MediaMath. The unaudited pro forma consolidated statements of operations of the Company eliminate the equity income (loss) related to MediaMath from January 1, 2017 through March 31, 2108.

The unaudited pro forma financial information of the Company described above should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto. The unaudited pro forma financial statements of the Company are not necessarily indicative of the financial position or results of operations of the Company that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the Company.

Safeguard Scientifics, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2018

(In thousands, except per value)

	As Reported	Adjustments for Partial Disposition of MediaMath (1)		Pro Forma

Assets
Cash, cash equivalents and marketable securities	$34,338	$45,000	(1)	$79,338
Other current assets	2,856	-		2,856
Total current assets	37,194	45,000		82,194
Ownership interest in and advances to partner companies	132,277	(1,381	)(2)	130,896
Other assets	1,751	-		1,751
Total Assets	$171,222	$43,619		$214,841

Liabilities and Equity
Liabilities:
Other current liabilities	$5,481	$-		$5,481
Convertible senior debentures -current	40,829	-		40,829
Total current liabilities	46,310	-		46,310
Other long-term liabilities	3,341	-		3,341
Credit facility	45,736	-		45,736
Total liabilities	95,387	-		95,387
Equity:
Preferred stck, $0.10 par value; 1,000 shares authorized	-	-		-
Common stock, $0.10 par value; 83,333 shares authorized; 21,573 shares issued at March 31, 2018	2,157			2,157
Additional paid-in capital	812,796			812,796
Treasury stock, at cost, 1,012 shares at March 31, 2018	(17,441)			(17,441)
Accumulated deficit	(721,646)	43,600	(3)	(678,046)
Accumulated other comprehensive loss	(31)	19		(12)
Total equity	75,835	43,619		119,454
Total Liabilities and Equity	$171,222	$43,619		$214,841

(1) The unaudited pro forma consolidated balance sheet gives effect to the transaction assuming the partial disposition of MediaMath occurred on March 31, 2018.

(2) Reflects the carrying value for the disposed portion of the Company’s ownership interest in MediaMath.

(3) Reflects the non-recurring net gain on sale, calculated as the excess of the estimated net proceeds of $45,000 over the carrying value for the disposed portion of the Company's ownership interest in MediaMath as of March 31, 2018.

Safeguard Scientifics, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

(In thousands, except per share data)

	As Reported	Adjustments for Partial Disposition of MediaMath (1)		Pro Forma

General and administrative expense	$17,131	$-		$17,131
Operating loss	(17,131)	-		(17,131)

Other income (loss), net	(339)	-		(339)
Interest income	3,876	-		3,876
Interest expense	(8,620)	-		(8,620)
Equity income (loss)	(66,358)	2,539	(2)	(63,819)

Net loss before income taxes	(88,572)	2,539		(86,033)
Income tax benefit (expense)	-	-		-
Net loss	$(88,572)	$2,539		$(86,033)

Net loss per share:
Basic	$(4.34)			$(4.21)
Diluted	$(4.34)			$(4.21)

Weighted average shares used in computing net loss per share:
Basic	20,430			20,430
Diluted	20,430			20,430

(1) The unaudited pro forma consolidated statements of operations give effect to the transaction assuming the partial disposition of MediaMath occurred on January 1, 2017 and exclude the $43,600 non-recurring net gain on sale.

(2) Reflects the elimination of equity income (loss) related to the Company's ownership interest in MediaMath under the equity method of accounting.

Safeguard Scientifics, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Three Months Ended March 31, 2018

(In thousands, except per share data)

	As Reported	Adjustments for Partial Disposition of MediaMath (1)		Pro Forma

General and administrative expense	$5,589	$-		$5,589
Operating loss	(5,589)	-		(5,589)

Other income (loss), net	(1,435)	-		(1,435)
Interest income	798	-		798
Interest expense	(2,690)	-		(2,690)
Equity income (loss)	2,746	(583	)(2)	2,163

Net loss before income taxes	(6,170)	(583)		(6,753)
Income tax benefit (expense)	-	-		-
Net loss	$(6,170)	$(583)		$(6,753)

Net loss per share:
Basic	$(0.30)			$(0.33)
Diluted	$(0.30)			$(0.33)

Weighted average shares used in computing net loss per share:
Basic	20,506			20,506
Diluted	20,506			20,506

(1) The unaudited pro forma consolidated statements of operations give effect to the transaction assuming the partial disposition of MediaMath occurred on January 1, 2017.

(2) Reflects the elimination of equity income (loss) related to the Company's ownership interest in MediaMath under the equity method of accounting.